UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  (Date of earliest event reported):  November 18, 2010 (November 16, 2010)

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 Commission file number	76-0515249 (I.R.S. Employer Identification No.)

11757 Katy Freeway
Houston, Texas 77079
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On November 16, 2010, INX Inc. (the “Company”) received a letter (the “Nasdaq Letter”) from the Listings Qualification Staff (the “Staff”) of The Nasdaq Stock Market (the “Nasdaq”) stating that because the Company has not yet filed its quarterly report on Form 10-Q for the period ended September 30, 2010, the Company remains non-compliant with the requirements of Rule 5250(c)(1) of the Nasdaq Listing Rules. The Nasdaq Letter further stated that this represents an additional deficiency to be considered by the Nasdaq Hearings Panel (“Panel”) as part of their deliberations on whether Nasdaq should delist the Company’s securities.  The Form 10-Q for the period ended September 30, 2010, was delayed as a result of the Company’s ongoing assessment of errors in the accounting for customer contracts.

As previously reported, on October 11, 2010, the Company received a determination letter (“Determination Letter”) from the Staff advising that the Company remained non-compliant with the requirements for continued listing on Nasdaq due to its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010, with the Securities and Exchange Commission.  The Determination Letter provided that the Company’s securities were subject to delisting from Nasdaq unless the Company requested a hearing before the Panel.   The Company has requested that the Panel continue the stay of delisting until the conclusion of the hearing process.

Following the hearing, the Panel has the authority under the Nasdaq Listing Rules to grant the Company an exception within which to regain compliance with the filing requirement for a period not to exceed April 12, 2011.  However, there can be no assurance that the Panel will grant the Company a stay of Staff’s delisting determination until the conclusion of the hearing process or that it will grant the additional time requested by the Company to regain compliance with Nasdaq Listing Rules.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2010	INX Inc.
By: /s/ James H. Long James H. Long Executive Chairman